SmartHeat Inc. Announces First Quarter 2010 Financial Results; Reaffirms Full Year Earnings Guidance and Anticipates Continued Growth Momentum.

 NEW YORK, May 11, 2010 /PRNewswire-Asia/
•	Q1 revenues of $9.4 million, up 51% from Q1/09
•	Net income increased 67% to $1.7 million
•	Earnings Per Share of $0.05
•	SmartHeat reaffirms 2010 earnings guidance of $106M to $116M in revenues and $20M to $22M in net income
•	Sees positive signs in China’s energy-saving industry and anticipates continued earnings growth momentum throughout 2010

SmartHeat Inc. (NASDAQ: HEAT; website: www.smartheatinc.com), a market leader in China's clean technology energy savings industry, today announced record financial results for the first quarter ended March 31, 2010. SmartHeat senior management will host an investor conference call to discuss its first quarter 2010 financial results at 9:00 am EDT on May 11, 2010.

James Jun Wang, Chairman & CEO of SmartHeat, commented, "We are excited to announce our strong financial performance for our first quarter, which has historically been the slowest quarter of the year.  The first quarter has yielded continued growth and strong business performance.  The results reflect China’s continued economic growth coupled with our management team diligently executing on our growth strategies. China’s energy savings industry is witnessing unprecedented development opportunities and support from the Chinese government.  In 2010, the Government has continued to maintain our energy saving sector as a strategic industry and continues to provide significant funding through government initiatives.

“The recovery of China’s economy and the Government’s requirements to implement energy savings and emission reduction has increased our industrial and consumer-based customer demand for equipment that utilizes energy savings, for which we are a primary beneficiary. SmartHeat is well positioned to reap significant benefits from the world’s transition to cleaner technologies and energy saving equipment,” concluded Mr. Wang.

First Quarter Financial Performance

Revenues were $9.4 million in the first quarter of 2010 compared to $6.2 million in the same period last year, a 51% increase. The significant revenue increase was due to sales growth across all of our PHE, PHE Unit and Heat Meter product lines. The Company continued to diversify its customer base, adding new customers in chemical engineering, electric power and the metal smelting sectors.

Gross profit for the quarter was $3.2 million compared to $2.3 million in the same period last year, a 40% increase.  The slight decrease in gross profit margin from the first quarter of 2009 was due to an unusually higher margin in that quarter.  We expect gross profit margins in new sectors of business that we are targeting may command lower gross margins than in existing businesses in order to penetrate new markets, but our overall gross profit margins is expected to remain in the 35% to 36% range in 2010.

Operating expenses were $1.42 million in the first quarter compared to $1.03 million in the same period last year, a 38% increase. The increase in operating expenses resulted from increased sales and expansion of our business. However, operating expenses as a percentage of sales dropped to 15.2%, compared to 16.7% in the same period of 2009. The decrease was attributable to our improved budgetary control and our consistent practices of reducing manufacturing costs by improving our production efficiency.

Operating income was $1.82 million in the first quarter of 2010 compared to $1.28 million in the same period last year, a 38% increase. Operating income benefited primarily from greater economies of scale in our production process combined with improved operating efficiency.

Net income was $1.7 million compared to $1.0 million in the same period last year, a 67% increase. Earnings per Share were $0.05 in the first quarter of 2010 compared to $0.04 in the same period last year.

Reaffirms Full Year 2010 Earnings Guidance

SmartHeat reaffirms its full year 2010 earnings guidance of $20M to $22M in net income and $106M to $116M in revenues.

Business Outlook

Mr. Wang commented, “SmartHeat continues to experience increasing order flow and demand from our existing and new customers for our energy savings equipment.  Demand for our products has increased due to economic conditions, improvements to our sales and distribution channels and new product offerings. SmartHeat increased its production capabilities and product offerings through its successful acquisition and integration of energy saving companies into our operations.

“We believe SmartHeat’s earnings growth momentum will continue throughout the year as we anticipate a broader and fast growth in the energy saving industry. Management believes that SmartHeat is on track to meet revenue and earnings guidance, achieve solid earnings growth and provide another record year of success in 2010 for our growing list of individual and institutional shareholders,” Mr. Wang concluded.

Investor Conference Call Instructions

Date and time: 9:00 am U.S. Eastern Daylight Time, May 11, 2010
U.S. toll free number: +1-888-419-5570
International direct dial-in: +1-617-896-9871
Conference passcode: 63739740

A replay will be available on the SmartHeat website (www.smartheatinc.com) shortly following the close of the conference call.

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a NASDAQ Global Market listed (NASDAQ: HEAT) U.S. company with its primary operations in China. SmartHeat is a market leader in China's clean technology energy savings industry. SmartHeat manufactures standard plate heat exchangers (PHEs), custom plate heat exchanger units (PHE Units) and heat meters. SmartHeat's products directly address air pollution problems in China where massive coal burning for cooking and heating purposes is the only source of economical heat energy in China. With broad product applications, SmartHeat's products significantly reduce heating costs, increase energy use and reduce air pollution. SmartHeat's customers include global Fortune 500 companies as well as municipalities and industrial/residential users. China's heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact Corporate Communications:
Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-24-25363366
Email: info@SmartHeatinc.com

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2010 (Unaudited)	December 31, 2009
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$42,079,522	$48,967,992
Restricted cash	1,326,313	1,301,573
Accounts receivable, net	22,687,065	31,887,785
Retentions receivable	720,340	885,642
Advances to suppliers	8,547,598	7,657,791
Other receivables, prepayments and deposits	3,974,543	3,572,600
Taxes receivable	1,122,365	-
Inventories	23,260,096	11,259,273
Notes receivable - bank acceptances	345,927	397,248

Total current assets	104,063,769	105,929,904

NON-CURRENT ASSETS
Restricted cash	59,321	48,361
Accounts receivable, net	983,853	237,384
Retentions receivable	730,908	349,931
Intangible assets, net	4,059,989	4,071,021
Property and equipment, net	7,671,764	7,739,609

Total noncurrent assets	13,505,835	12,446,306

TOTAL ASSETS	$117,569,604	$118,376,210

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,507,115	$3,493,196
Unearned revenue	2,030,834	2,130,637
Taxes payable	-	2,140,627
Accrued liabilities and other payables	5,458,024	3,685,272
Notes payable - bank acceptances	1,723,165	1,806,564
Loans payable	4,394,767	4,393,544

Total current liabilities	15,113,905	17,649,840

DEFERRED TAX LIABILITY	944	8,526

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized, 32,794,875 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	32,795	32,795
Paid in capital	74,918,122	74,917,370
Statutory reserve	3,040,485	2,872,006
Accumulated other comprehensive income	1,009,133	969,988
Retained earnings	22,747,855	21,231,484

Total Company stockholders' equity	101,748,390	100,023,643

NONCONTROLLING INTEREST	706,365	694,201

TOTAL EQUITY	102,454,755	100,717,844

TOTAL LIABILITIES AND EQUITY	$117,569,604	$118,376,210

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2010	2009

Net sales	$9,368,836	$6,207,503
Cost of goods sold	6,129,801	3,900,947

Gross profit	3,239,035	2,306,556

Operating expenses
Selling expenses	644,923	460,913
General and administrative expenses	776,996	569,522

Total operating expenses	1,421,919	1,030,435

Income from operations	1,817,116	1,276,121

Non-operating income (expenses)
Interest income	155,037	16,681
Interest expense	(61,252)	(52,852)
Financial expense	(4,313)	(1,840)
Other income	66,735	760
Other expenses	(240)	-

Total non-operating income (expenses), net	155,967	(37,251)

Income before income tax	1,973,083	1,238,870
Income tax expense	269,520	217,601

Income from operations	1,703,563	1,021,269

Less: Income attributable to noncontrolling interest	(482)	-

Net income to SmartHeat Inc	1,703,081	1,021,269

Other comprehensive item
Foreign currency translation	23,054	1,710

Comprehensive Income	$1,726,135	$1,022,979

Basic weighted average shares outstanding	32,794,875	24,179,900

Diluted weighted average shares outstanding	32,864,453	24,184,174

Basic earnings per share	$0.05	$0.04

Diluted earnings per share	$0.05	$0.04

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Income including noncontrolling interest	$1,703,563	$1,021,269
Adjustments to reconcile income including noncontrolling
interest to net cash used in operating activities:
Depreciation and amortization	228,614	96,684
Unearned interest on accounts receivable	39,574	28,854
Stock option compensation expense	752	-
Changes in deferred tax liability	(7,584)	(122)
(Increase) decrease in current assets:
Accounts receivable	8,273,722	1,073,545
Retentions receivable	(215,311)	(575,657)
Advances to suppliers	(887,598)	(838,551)
Other receivables, prepayments and deposits	(948,705)	(608,803)
Inventory	(11,996,634)	(2,044,149)
Increase (decrease) in current liabilities:
Accounts payable	(2,070,772)	1,596,204
Unearned revenue	(100,387)	238,745
Taxes payable	(3,263,301)	(1,164,537)
Accrued liabilities and other payables	2,498,738	442,319

Net cash used in operating activities	(6,745,329)	(734,199)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(35,320)	47,361
Acquisition of property & equipment & intangible asset	(146,457)	(10,474)
Notes receivable	51,427	-

Net cash used in (provided by) investing activities	(130,350)	36,887

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	(12,791)	(248)

NET DECREASE IN CASH & CASH EQUIVALENTS	(6,888,470)	(697,560)

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	48,967,992	1,435,212

CASH & CASH EQUIVALENTS, END OF PERIOD	$42,079,522	$737,652

Supplemental Cash flow data:
Income tax paid	$648,603	$777,627
Interest paid	$61,252	$60,316